                                                                   EXHIBIT  99.1

[ARLINGTON HOSPITALITY, INC. LOGO]

For Immediate Release
CONTACT:                                              MEDIA CONTACT:
James B. Dale, Chief Financial Officer                Jerry Daly or Carol McCune
847-228-5401 x361                                     703-435-6293
jimdale@arlingtonhospitality.com                      jerry@dalygray.com

 ARLINGTON HOSPITALITY, INC. ANNOUNCES DISCUSSIONS WITH LANDLORD FOR 21 HOTELS;
                   PROVIDES UPDATE ON CORPORATE LINE-OF-CREDIT

              SEEKS TO FURTHER STRATEGIC BUSINESS PLAN INITIATIVES

         ARLINGTON HEIGHTS, Ill., February 26, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced discussions with its landlord to restructure leases for 21 hotels, provided an update on the status of its operating line-of-credit facility and other strategic matters.

DISCUSSIONS WITH LANDLORD OF LEASED HOTELS

         The company has entered into discussions with PMC Commercial Trust
(PMC) (AMEX: PCC), regarding the 21 AmeriHost Inn hotels PMC owns, which are leased and operated by Arlington Hospitality. These hotels were part of sale and lease-back transactions between the company and PMC, consummated in 1998 and 1999.

         Due to numerous economic and market-driven factors relating to these 21 hotels, the company has entered into discussions with PMC with the objective to restructure the lease agreements. The objective of such restructuring is to improve Arlington's profitability and cash flow with respect to these hotels, and to agree on a plan that would transfer these hotels to


                                    - more -

Arlington Hospitality
Page 2

other operators through the sale of the properties. The sale of these hotels is consistent with Arlington's strategic objectives, as discussed in the company's most recent annual report, press releases and SEC filings.

         The company has engaged Gerbsman Partners to assist in its discussions with PMC and the contemplated lease restructuring. Gerbsman Partners helps companies in developing and executing their strategic, operating, financial, and financing strategies with a focus on maximizing enterprise value for all parties of interest. Gerbsman Partners also has assisted numerous companies and investors in restructuring/terminating their real estate and equipment lease arrangements. To date, Gerbsman Partners has restructured/terminated in excess of $500 million of real estate, sub-debt and equipment lease executory contracts.

         There can be no assurance that the company will be successful in restructuring its lease arrangement with PMC, or that such restructuring will improve operations and cash flow, or provide for the sale of the hotels to third-party operators.

CORPORATE LINE-OF-CREDIT

         The company's operating line-of-credit has historically been a one-year facility requiring annual renewals or replacement. In April 2003, the company renewed its operating line-of-credit facility with a maximum availability of $6.5 million, with scheduled reductions tied to the company's strategic plan to sell hotels, and expiring April 30, 2004. The maximum availability on this facility is scheduled to step-down from its current $6.0 million level to $5.5 million on February 27, 2004, and as of February 25, 2004, the company had drawn approximately $5.5 million under the line-of-credit. The company is currently discussing a renewal of its line-of-


                                    - more -

Arlington Hospitality
Page 3

credit with the current lender, which would include a waiver of any covenant violations that may currently exist. The company has received a preliminary proposal from the lender, and the company is evaluating all aspects of this proposal, as well as exploring other short-term and long-term alternatives, as discussed below.

         There can be no assurance that the existing line-of-credit will be renewed or expanded with appropriate covenant waivers, or that a replacement facility will be obtained. Failure to renew or replace the existing line-of-credit facility prior to its maturity with satisfactory covenant violation waivers, or obtain alternative short-term financing would have a material adverse effect on the company's business and financial condition.

ADDRESSING STRATEGIC CAPITAL AND BUSINESS PLAN INITIATIVES

         The company has been discussing strategic initiatives with a number of investment bankers and financial advisors with the intent of engaging one or more advisors 1) to assist the company in replacing its existing one-year revolving line-of-credit with multi-year corporate financing that more closely matches the company's business plan associated with the longer-term nature of development and sale of hotels, and 2) to assist the company in obtaining growth capital for new development projects and other strategic objectives of its business plan. The company believes that these initiatives, along with the existing plan of hotel disposition as previously disclosed, if successful, will significantly enhance the financial position of the company.


                                    - more -

Arlington Hospitality
Page 4

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 103-property mid-market, limited-service hotel brand owned and presently franchised in 22 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 64 properties in 17 states, including 57 AmeriHost Inn hotels, for a total of 4,655 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-Q for the quarter ended September 30, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations-Factors Affecting Future Performance."